Exhibit (H)(3)

FORM OF
THIRD PARTY FEEDER FUND

AGREEMENT

AMONG

DREYFUS PREMIER STOCK FUNDS

STANDISH, AYER & WOOD MASTER PORTFOLIO,

THE DREYFUS CORPORATION

AND

STANDISH MELLON ASSET MANAGEMENT COMPANY LLC

dated as of

January __, 2003

[Separate Agreement for each Fund:

Dreyfus Premier Small Cap Equity Fund
Dreyfus Premier International Equity Fund
Dreyfus Premier International Small Cap Fund]

AGREEMENT

          THIS AGREEMENT is made and entered into as of the __th day of January, 2003, by and among Dreyfus Premier Stock Funds (the "Trust"), a Massachusetts business trust, in respect of [Series Name], a series thereof (the "Fund"), Standish, Ayer & Wood Master Portfolio (the "Portfolio Trust"), a trust organized under the common law of the State of New York in respect of the [Series Name] (the "Portfolio"), Standish Mellon Asset Management Company LLC, a Delaware limited liability company (the "Adviser"), and The Dreyfus Corporation, a New York corporation ("Dreyfus") with respect to the proposed investment by the Fund in the Portfolio.

WITNESSETH

          WHEREAS, the Trust and the Portfolio Trust are each open-end management investment companies, and the Fund and the Portfolio have the same investment objective and substantively the same investment policies;

           WHEREAS, the Adviser currently serves as the investment adviser of the Portfolio;

          WHEREAS, the Trust desires to invest on an ongoing basis all or substantially all of the Fund's investable assets (the "Assets") in the Portfolio in exchange for a beneficial interest (the "Interest") in the Portfolio (the "Investment") on the terms and conditions set forth in this Agreement;

           WHEREAS, the Portfolio Trust is willing to accept the Investment; and

          NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I

THE INVESTMENT

          1.1 The Assets. The Trust currently intends to invest on an ongoing basis the Assets solely in the Portfolio at a Closing (as hereinafter defined), although it reserves the right to invest Assets as provided in Section 4.1(c) hereof and redeem any or all units of the Portfolio in accordance with the Portfolio Trust's then current registration statement on Form N-1A as filed with the Securities and Exchange Commission ("SEC").

          1.2 Issuance of Interest. The Portfolio Trust agrees in exchange for an Investment to issue to the Fund an Interest in the Portfolio equal in value to the net value of the Assets of the Fund invested in the Portfolio on the date of the Closing.

II

CLOSING

          2.1 Time of Closing. The investment of the Assets in exchange for an Interest, as described in Article I, together with related acts necessary to consummate such transactions, shall occur on such dates and at such times as set forth in the Portfolio Trust's then-current registration statement on Form N-1A as filed with the SEC (each, a "Closing"). Except as otherwise provided in Section 4.1(j), all acts occurring at any Closing shall be deemed to occur simultaneously as of the determination of the Portfolio's net asset value on the date of Closing.

          2.2 Related Closing Matters. On each date of Closing, the Trust, on behalf of the Fund, shall authorize the Fund's custodian to deliver all of the Assets in connection with an Investment held by such custodian to the Portfolio's custodian. The Fund's and the Portfolio's custodians shall acknowledge, in a form acceptable to the other party, their respective delivery and acceptance of the Assets. The Portfolio shall deliver to the Trust acceptable evidence of the Fund's ownership of the Interest. In addition, each party shall deliver to each other party such bills of sale, checks, assignments, securities instruments, receipts or other documents as such other party or its counsel may reasonably request. Each of the representations and warranties set forth in Article III shall be deemed to have been made anew on each date of Closing.

          2.3 Investments in Cash; Rejection of Other Assets. All Assets invested by the Trust, on behalf of the Fund, in exchange for an Interest shall be in the form of cash, unless otherwise agreed by the Trust and Portfolio Trust. The Portfolio Trust may in its sole discretion refuse to agree to accept Assets other than in the form of cash for any reason.

III

REPRESENTATIONS AND WARRANTIES

          3.1 The Trust. The Trust, on behalf of the Fund, represents and warrants to the Portfolio Trust and the Adviser that:

                     (a) Organization. The Trust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, the Fund is a duly and validly designated series of the Trust, and the Trust and the Fund have the requisite power and authority to own their property and conduct their business as now being conducted and as proposed to be conducted pursuant to this Agreement.

                     (b) Authorization of Agreement. The execution and delivery of this Agreement by the Trust, on behalf of the Fund, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Trust by its Board of Trustees and no other action or proceeding is necessary for the execution and delivery of this Agreement by the Trust, the performance by the Trust of its obligations hereunder and the consummation by the Trust of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Trust and constitutes a legal, valid and binding obligation of the Trust in respect of the Fund, enforceable against the Fund in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

                     (c) Authorization of Investment. The Investment has been duly authorized by all necessary action on the part of the Board of Trustees of the Trust.

                     (d) No Bankruptcy Proceedings. Neither the Trust nor the Fund is under the jurisdiction of a court in a proceeding under Title 11 of the United States Code (the "Bankruptcy Code") or similar case within the meaning of Section 368(a)(3)(A) of the Bankruptcy Code.

                     (e) Fund Assets. The Assets will, at the initial Closing, consist solely of cash.

                     (f) Taxable and Fiscal Year. The taxable and fiscal year end for the Fund is September 30.

                     (g) Registration Statement. The Trust has reviewed the Portfolio Trust's registration statement on Form N-1A, with respect to the Portfolio, as filed with the SEC, and the Declaration of Trust of the Portfolio Trust.

                     (h) Errors and Omissions Insurance Policy. The Trust has in force an errors and omissions liability insurance policy with respect to the Fund covering losses for negligence and wrongful acts in an amount not less than $10 million provided that such insurance may be joint with other entities and the $10 million coverage may apply in the aggregate to all insureds.

                     (i) SEC Filings. The Trust has duly filed all forms, reports, proxy statements and other documents (collectively, the "SEC Filings") required to be filed under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act") and the Investment Company Act of 1940, as amended (the "1940 Act") (collectively, the "Securities Laws"), in connection with the registration of the Fund's shares, any meetings of its shareholders and its registration as an investment company. The SEC Filings were prepared to comply in all material respects with the requirements of the Securities Laws, as applicable, and the rules and regulations of the SEC thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                     (j) 1940 Act, 1933 Act Registration and State Qualification. The Trust is duly registered as an open-end management investment company under the 1940 Act and the Fund's shares are registered with the SEC under the 1933 Act. The Fund and its shares are qualified in any states where such qualification is necessary and such qualifications are in full force and effect.

          3.2 The Portfolio Trust. The Portfolio Trust, on behalf of the Portfolio, represents and warrants to the Trust that:

                     (a) Organization. The Portfolio Trust is a trust duly organized and validly existing under the laws of the State of New York, the Portfolio is a duly and validly designated series of the Portfolio Trust, and the Portfolio Trust and Portfolio have the requisite power and authority to own their property and conduct their business as now being conducted and as proposed to be conducted pursuant to this Agreement.

                     (b) Authorization of Agreement. The execution and delivery of this Agreement by the Portfolio Trust, on behalf of the Portfolio, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Portfolio Trust by its Board of Trustees and no other action or proceeding is necessary for the execution and delivery of this Agreement by the Portfolio Trust, the performance by the Portfolio Trust of its obligations hereunder and the consummation by the Portfolio Trust of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Portfolio Trust and constitutes a legal, valid and binding obligation of the Portfolio Trust in respect of the Portfolio, enforceable against the Portfolio in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

                     (c) Authorization of Issuance of Interest. The issuance by the Portfolio of the Interest in exchange for the Investment by the Fund of its Assets has been duly authorized by all necessary action on the part of the Board of Trustees of the Portfolio Trust. When issued in accordance with the terms of this Agreement, the Interest will be validly issued, fully paid and non-assessable by the Portfolio Trust.

                     (d) No Bankruptcy Proceedings. Neither the Portfolio Trust nor the Portfolio is under the jurisdiction of a court in a proceeding under Title 11 of the Bankruptcy Code or similar case within the meaning of Section 368(a)(3)(A) of the Bankruptcy Code.

                     (e) Taxable and Fiscal Year. The taxable and fiscal year end of the Portfolio is September 30.

                     (f) Auditors. The Portfolio has appointed PricewaterhouseCoopers LLP as the Portfolio's independent public accountants to certify the Portfolio's financial statements in accordance with Section 32 of the 1940 Act.

                     (g) Errors and Omissions Insurance Policy. The Portfolio Trust has in force an errors and omissions liability insurance policy insuring the Portfolio and other entities jointly against loss up to $10 million in the aggregate for negligence or wrongful acts.

                     (h) SEC Filings. The Portfolio Trust has duly filed all SEC Filings required to be filed with the SEC pursuant to the 1934 Act and the 1940 Act in connection with any meetings of its investors and its registration as an investment company. Interests in the Portfolio are not required to be registered under the 1933 Act because such interests are offered solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Interests in the Portfolio are either noticed or qualified for sale or exempt from notice or qualification requirements under applicable securities laws in those states or jurisdictions in which Interests are offered and sold. The SEC Filings were prepared to comply in all material respects with the requirements of the Securities Laws, as applicable, and the rules and regulations of the SEC thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                     (i) 1940 Act Registration. The Portfolio Trust is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

                     (j) Tax Status. The Portfolio is taxable as a partnership for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

          3.3 The Adviser. The Adviser represents and warrants to the Trust and Dreyfus that:

                     (a) Organization. The Adviser is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to conduct its business as now being conducted.

                     (b) Authorization of Agreement. The execution and delivery of this Agreement by the Adviser have been duly authorized by all necessary action on the part of the Adviser and no other action or proceeding is necessary for the execution and delivery of this Agreement by the Adviser. This Agreement has been duly executed and delivered by the Adviser and constitutes a legal, valid and binding obligation of the Adviser.

                     (c) Advisers Act. The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

           3.4 Dreyfus. Dreyfus represents and warrants to the Portfolio Trust and the Adviser that:

                     (a) Organization. Dreyfus is a corporation, duly organized and validly existing under the laws of the State of New York and has the requisite power and authority to conduct its business as now being conducted.

                     (b) Authorization of Agreement. The execution and delivery of this Agreement by Dreyfus have been duly authorized by all necessary action on the part of Dreyfus and no other action or proceeding is necessary for the execution and delivery of this Agreement by Dreyfus. This Agreement has been duly executed and delivered by Dreyfus and constitutes a legal, valid and binding obligation of Dreyfus.

IV

COVENANTS

          4.1 The Trust. The Trust covenants that:

                     (a) Advance Review of Certain Documents. The Trust will furnish the Portfolio Trust and the Adviser, at least 10 business days prior to filing or first use, as the case may be, with drafts of its registration statement on Form N-1A (including amendments) and prospectus supplements or amendments relating to the Fund. The Trust agrees that it will include in all such Fund documents any disclosures that may be required by law, and it will include in all such Fund documents any material comments reasonably made by the Adviser or Portfolio Trust with respect to disclosure regarding the Portfolio Trust or Portfolio or Adviser. The Portfolio Trust and Adviser will, however, in no way be liable for any errors or omissions in such documents, whether or not they make any objection thereto, except to the extent such errors or omissions result from information provided by the Adviser or the Portfolio Trust for the purpose of inclusion therein.

                     (b) Tax Status. The Fund will qualify for treatment as a regulated investment company under Subchapter M of the Code for any taxable year during which this Agreement is in effect, except to the extent a failure to so qualify may result from any action or omission of the Adviser, the Portfolio Trust or Portfolio.

                     (c) Investment Securities. Except as otherwise permitted under Section 12(d)(1)(E) of the 1940 Act or rules or regulations promulgated thereunder, or interpretations, orders, or "no-action" positions issued by the SEC or the SEC staff, as the case may be, the Fund will own no investment securities (as that term is defined in Section 3(a) of the 1940 Act) other than the Interest.

                     (d) Proxy Voting. If requested to vote on matters pertaining to the Portfolio Trust or the Portfolio (other than a vote by the Trust to continue the operation of the Portfolio upon the withdrawal of another investor in the Portfolio), the Trust will (i): (A) call a meeting of shareholders of the Fund for the purpose of seeking instructions from shareholders regarding such matters, (B) vote the Fund's Interest proportionally as instructed by Fund shareholders, and (C) vote the Fund's Interest with respect to the shares held by Fund shareholders who do not give voting instructions in the same proportion as the shares of Fund shareholders who do give voting instructions; or (ii) otherwise vote the Interest as permitted under Section 12(d) of the 1940 Act or rules or regulations promulgated thereunder or orders, interpretations or no-action positions issued by the SEC or the SEC staff, as the case may be. To the extent the Trust is required to hold a meeting of Fund shareholders pursuant to this Section 4.1(d), it will do so in accordance with a timetable reasonably agreed to between the Portfolio Trust and the Trust.

                     (e) Insurance. The Trust shall at all times maintain errors and omissions liability insurance with respect to the Fund covering losses for negligence and wrongful acts in an amount not less than $10 million provided that such insurance may be joint with other entities and the $10 million coverage amount may apply in the aggregate to all joint insureds.

                     (f) Auditors. In the event the Fund's independent public accountants differ from those of the Portfolio, the Fund shall be responsible for any costs and expenses associated with the need for the Portfolio's independent public accountants to provide information to the Fund's independent public accountants.

                     (g) Compliance with Portfolio Trust's Declaration of Trust. The Trust will comply with all provisions of the Declaration of Trust of the Portfolio Trust applicable to investors in the Portfolio Trust, including without limitation the restrictions on transfer of Interests set forth therein.

                     (h) Taxable and Fiscal Year. The Fund shall take appropriate action to adopt and maintain the same taxable and fiscal year end as the Portfolio (currently September 30).

                     (i) Principal Underwriter. At all times the Fund will retain a principal underwriter (as defined in Section 2(a)(29) of the 1940 Act) which is either registered as a broker-dealer under the 1934 Act, or a person controlled by such a registered broker-dealer.

                     (j) Acceptance of Purchases and Redemptions and Purchase and Redemption of Interests. The Trust will accept orders for the purchase and redemption of shares of the Fund only as provided in the Fund's current prospectus, and the Trust will not transmit to the Portfolio Trust after the net asset value of the Portfolio is determined on a date of Closing any order to purchase or redeem Interests in the Portfolio for execution at the net asset value so determined on the date of such Closing, except to reflect bona fide purchase and redemption orders actually accepted by the Trust or its authorized agents prior to the time the Portfolio's net asset value was determined on that Closing date.

          4.2 The Portfolio Trust. The Portfolio Trust covenants that:

                     (a) Advance Review of Certain Documents and Advance Notice of Certain Changes. The Portfolio Trust will furnish the Trust, at least 10 business days prior to filing or first use, as the case may be, with drafts of its registration statement on Form N-1A (including supplements or amendments thereto relating to the Portfolio). Notwithstanding the foregoing, except as otherwise mutually agreed, the Portfolio Trust shall provide the Trust with at least one hundred twenty (120) days' advance notice, or such lesser time as may be agreed to by the Portfolio Trust and the Trust, of any change in the Portfolio's investment objective, and at least seventy-five (75) days' advance notice, or if the Portfolio Trust has knowledge or should have knowledge that one of the following changes is likely to occur more than seventy-five (75) days in advance of such event, notice shall be provided as soon as reasonably possible after the Portfolio Trust obtains or should have obtained such knowledge, of any material change in the Portfolio's investment policies or activities, any material increase in the Portfolio's fees or expenses, or any change in the Portfolio's fiscal year or time for calculating its net asset value for purposes of Rule 22c-1 under the 1940 Act. The Portfolio Trust will not make any written or oral representation about the Trust or Fund without the Trust's prior written consent other than communications with judicial or governmental authorities, regulatory or self regulatory agencies, routine communications with service providers including independent public accountants and legal counsel, and documents filed in connection with legal proceedings.

                     (b) Tax Status. The Portfolio qualifies and will continue to qualify to be taxable as a partnership under the Code for federal income tax purposes for all periods during which this Agreement is in effect, except to the extent that the failure to so qualify results from any action or omission of the Fund, the Trust or any other series of the Trust. The Portfolio satisfies and will continue to satisfy (i) the income test imposed on regulated investment companies under Section 851(b)(2) of the Code and (ii) the diversification test imposed on regulated investment companies under Section 851(b)(3) of the Code as if such Sections applied to it for so long as this Agreement continues in effect. The Portfolio Trust agrees to provide to the Trust prior to the Fund's initial Investment a copy of either an opinion of counsel or any private letter ruling relating to the federal income tax status of the Portfolio Trust and agrees that the Trust and the Fund may rely upon such opinion or ruling during the term of this Agreement.

                     (c) Insurance. The Portfolio Trust shall at all times maintain errors and omissions liability insurance covering losses for negligence and wrongful acts in an amount not less than $10 million provided that such insurance may be joint with other entities and the $10 million coverage amount may apply in the aggregate to all joint insureds.

                     (d) Availability of Interests. Conditional upon the Trust complying with the terms of this Agreement, the Portfolio Trust shall permit the Fund to make additional Investments in the Portfolio on each business day on which shares of the Fund are sold to the public; provided, however, that the Portfolio Trust may refuse to permit the Fund to make additional Investments in the Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Portfolio Trust's Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the shareholders of the Portfolio[, or to the extent the current value of the Fund's Interest in the Portfolio would exceed, after giving effect to such additional Investment, $500 Million (Five Hundred Million Dollars) determined in accordance with the Portfolio's net asset value calculation procedures]. [Bracketed text for SCV and ISCAP only]

                     (e) Signature Pages. The Portfolio Trust shall promptly provide all required signature pages to the Trust for inclusion in any SEC Filings of the Trust, provided the Trust is in material compliance with its covenants and other obligations under this Agreement at the time such signature pages are provided and included in the SEC Filing. The Trust acknowledges and agrees that the provision of such signature pages does not constitute a representation by the Portfolio Trust, its Trustees or officers, that such SEC Filing complies with the requirements of the applicable Securities Laws, or that such SEC Filing does not contain any untrue statement of a material fact or does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading, except with respect to information provided by the Portfolio Trust for the specific purpose of inclusion in such SEC Filing or for use by the Trust in preparing such filing, which shall in any event include any written information obtained from the Portfolio Trust's current registration statement on Form N-1A.

                     (f) Redemption. Except as otherwise provided in this Section 4.2(f), redemptions of Interests owned by the Fund will be effected pursuant to Section 4.2(g) of this Agreement. In the event the Fund desires to withdraw its entire Investment from the Portfolio, either by submitting a redemption request or by terminating this Agreement, the Portfolio, unless otherwise agreed to by the Portfolio Trust and the Trust, and in all cases subject to Sections 17 and 18 of the 1940 Act and the rules and regulations thereunder and orders, interpretations or "no-action" positions issued by the SEC or the SEC staff, may, in its discretion, effect such redemption "in kind" and in such manner that the securities delivered to the Fund or its custodian for the account of the Fund mirror, as closely as practicable, the composition of the Portfolio immediately prior to such redemption. The Portfolio further agrees that, to the extent legally possible, it will not take or cause to be taken any action without the Trust's prior approval that would cause the withdrawal of the Fund's Investment to be treated as a taxable event to the Fund. The Portfolio further agrees to conduct its activities in accordance with all applicable requirements for investment partnerships under Section 731(c)(3)(c) of the Code and Treasury Regulationss. 1.731-2(e) or any successor provisions thereof.

                     (g) Ordinary Course Redemptions. The Portfolio will effect redemptions of Interests in accordance with the provisions of the 1940 Act and the rules and regulations thereunder. All redemption requests other than a withdrawal of the Fund's entire Investment in the Portfolio under Section 4.2(f), will be effected in cash at the next determined net asset value after the redemption request is deemed to be received. The Portfolio will use its best efforts to settle redemptions on the business day following the receipt of a redemption request by the Fund and if such next business day settlement is not practicable, will immediately notify the Fund regarding the anticipated settlement date, which shall in all events be a date permitted under the 1940 Act.

                     (h) SEC Filings. The Portfolio Trust will file all SEC Filings required to be filed with the SEC under the Securities Laws in connection with any meetings of the Portfolio's investors and its registration as an investment company and will provide copies of all such definitive filings to the Trust. The Portfolio's SEC Filings will be prepared to comply in all material respects with the requirements of the applicable Securities Laws, and will not, at the time they are filed or used, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                     (i) 1940 Act Registration. The Portfolio Trust will remain duly registered as an open-end management investment company under the 1940 Act.

                     (j) Securities Exemptions. Interests in the Portfolio have been and will continue to be: (i) offered and sold solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act; and (ii) are either noticed or qualified for sale or exempt from notice or qualification requirements under applicable securities laws in those states or jurisdictions in which they are offered and sold.

           4.3 Reasonable Actions. Each party covenants that it will, subject to the provisions of this Agreement, from time to time, as and when requested by another party or in its own discretion, as the case may be, execute and deliver or cause to be executed and delivered all such assignments and other instruments, take or cause to be taken such actions, and do or cause to be done all things reasonably necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement and to carry out its intent and purpose.

V

INDEMNIFICATION

           5.1 Indemnification by the Adviser.

                     (a) The Adviser will indemnify and hold harmless Dreyfus, the Trust, the Fund, and their respective Board members, officers and employees and each other person who controls Dreyfus, the Trust or the Fund, as the case may be, within the meaning of Section 15 of the 1933 Act (each, a "Dreyfus Covered Person" and collectively, "Dreyfus Covered Persons"), against any and all losses, claims, demands, damages, liabilities and expenses (each, a "Liability" and collectively, the "Liabilities") (including, unless the Adviser elects to assume the defense pursuant to paragraph (b), the reasonable costs of investigating and defending against any claims therefor and any counsel fees incurred in connection therewith), joint or several, whether incurred directly or indirectly by a Dreyfus Covered Person, which

                           (i) arise out of or are based upon any of the Securities Laws, any other statute or common law or are incurred in connection with or as a result of any formal or informal administrative proceeding or investigation by a regulatory agency, insofar as such Liabilities arise out of or are based upon the ground or alleged ground that any direct or indirect omission or commission by the Adviser, the Portfolio Trust or Portfolio (either during the course of its respective daily activities or in connection with the accuracy of its representations or its warranties in this Agreement) caused or continues to cause (or is alleged to have caused) the Trust to violate any federal or state securities laws or regulations or any other applicable domestic or foreign law or regulations or common law duties or obligations, but only to the extent that such Liabilities do not arise out of and are not based upon an omission or commission of the Fund, the Trust or Dreyfus;

                           (ii) arise out of or are based upon the Portfolio Trust's failure to correct in a timely manner any incorrect calculation and/or reporting of the daily net asset value which is considered material under procedures adopted by the Board of Trustees of the Portfolio Trust, dividend rate or capital gain distribution rate of the Portfolio; provided, however, that the Adviser shall have no obligation to indemnify and hold harmless a Dreyfus Covered Person if the incorrect calculation or reporting was: (a) the result of incorrect information furnished by or on behalf of the Fund; or (b) the result of or relating to Dreyfus', the Trust's or the Fund's or their agent's negligence or breach of this Agreement.

                           (iii) arise out of (A) any misstatement or alleged misstatement of a material fact or an omission or alleged omission of a material fact in the Portfolio Trust's registration statement or other SEC Filings (including amendments thereto) or in disclosure included at the Adviser's or Portfolio Trust's request in advertising or sales literature used by the Fund, or (B) any misstatement of a material fact or an omission of a material fact in the registration statement of an investor in the Portfolio, other than the Trust or Fund;

                           (iv) arise out of the Portfolio's having caused the Fund to fail to qualify as a regulated investment company under the Code;

                           (v) result from the failure of any representation or warranty made by the Portfolio Trust or Adviser to be accurate when made or the failure of the Portfolio Trust or Adviser to perform any covenant contained herein or to otherwise comply with the terms of this Agreement;

                           (vi) arise out of any unlawful or negligent act or alleged unlawful or negligent act by the Portfolio Trust, the Portfolio, the Adviser or any director, trustee, officer, employee or agent of the Portfolio Trust or Adviser, whether such act was committed against Dreyfus, the Fund, the Trust or any third party;

                           (vii) result from any Liability of the Portfolio to any investor in the Portfolio (or shareholder thereof), other than the Fund (and its shareholders); or

                           (viii) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any SEC Filing relating to the Trust or the Fund or relating to Dreyfus or any of their affiliates or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Fund by the Portfolio Trust for use therein or for use by the Fund in preparing such documents, including but not limited to any written information contained in the Portfolio Trust's current registration statement on Form N-1A;

                      provided, however, that in no case shall the Adviser be liable with respect to any claim made against any such Dreyfus Covered Person unless one or more such Dreyfus Covered Persons shall have notified the Adviser in writing of the investigation, proceeding or other action giving rise to such claim within a reasonable time after the summons, other first legal process or formal or informal initiation of a regulatory investigation or proceeding shall have been served upon or provided to a Dreyfus Covered Person seeking indemnification. Without limiting the generality of the foregoing, the Adviser's indemnity to Dreyfus Covered Persons shall include all relevant liabilities of Dreyfus Covered Persons under the Securities Laws as if the Portfolio Trust had registered the Portfolio's interests under the 1933 Act pursuant to a registration statement meeting the requirements of the 1933 Act. Failure to notify the Adviser of such claim shall not relieve the Adviser from any liability that it may have to any Dreyfus Covered Person otherwise than on account of the indemnification contained in this paragraph.

                     (b) The Adviser will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if the Adviser elects to assume the defense, such defense shall be conducted by counsel chosen by the Adviser. In the event the Adviser elects to assume the defense of any such suit and retain such counsel, each Dreyfus Covered Person in the suit may retain additional counsel but shall bear the fees and expenses of such counsel unless (A) the Adviser shall have specifically authorized the retaining of such counsel or (B) the parties to such suit include any Dreyfus Covered Person and the Adviser, the Portfolio Trust or the Portfolio, and any such Dreyfus Covered Person has been advised by counsel that one or more legal defenses may be available to it that may not be available to the Adviser, the Portfolio Trust or the Portfolio, in which case the Adviser shall not be entitled to assume the defense of such suit notwithstanding the obligation to bear the fees and expenses of counsel to the Dreyfus Covered Persons. The Adviser shall not be required to indemnify any Dreyfus Covered Person for any settlement of any such claim effected without the Adviser's written consent, which consent shall not be unreasonably withheld or delayed. The indemnities set forth in paragraph (a) will be in addition to any liability that the Adviser, Portfolio Trust or Portfolio might otherwise have to a Dreyfus Covered Person.

           5.2 Indemnification by Dreyfus.

                     (a) Dreyfus will indemnify and hold harmless the Adviser, the Portfolio Trust, the Portfolio, and their respective Board members, directors, officers and employees and each other person who controls the Adviser, the Portfolio Trust or the Portfolio, as the case may be, within the meaning of Section 15 of the 1933 Act (each, a "Standish Covered Person" and collectively, "Standish Covered Persons"), against any and all Liabilities (as defined in Section 5.1(a)) including, unless Dreyfus elects to assume the defense pursuant to paragraph (b), the reasonable costs of investigating and defending against any claims therefor and any counsel fees incurred in connection therewith), joint or several, whether incurred directly or indirectly by a Standish Covered Person, which

                           (i) arise out of or are based upon any of the Securities Laws, any other statute or common law or are incurred in connection with or as a result of any formal or informal administrative proceeding or investigation by a regulatory agency, insofar as such Liabilities arise out of or are based upon the ground or alleged ground that any direct or indirect omission or commission by Dreyfus, the Trust or Fund (either during the course of its respective daily activities or in connection with the accuracy of its representations or its warranties in this Agreement) caused or continues to cause (or is alleged to have caused) the Portfolio Trust to violate any federal or state securities laws or regulations or any other applicable domestic or foreign law or regulations or common law duties or obligations, but only to the extent that such Liabilities do not arise out of and are not based upon an omission or commission of the Adviser, the Portfolio Trust or the Portfolio;

                           (ii) arise out of or are based upon an inaccurate calculation of the Portfolio's net asset value (which calculation is considered material under procedures approved by the Portfolio Trust's Board of Trustees), to the extent such inaccurate calculation is attributable to the negligence or willful misconduct of Dreyfus, the Trust, or the Fund or their agents;

                           (iii) arise out of any misstatement or alleged misstatement of a material fact or an omission or alleged omission of a material fact in the Trust's registration statement or other SEC Filings (including amendments thereto) or in disclosure included in advertising or sales literature used by the Fund or the Trust's principal underwriter, except to the extent such misstatement or omission or alleged misstatement or omission was (a) also contained in or omitted from the Portfolio Trust's registration statement or other SEC Filings (including amendments thereto) or (b) in disclosure provided by the Adviser, the Portfolio Trust or Portfolio for the express purpose of its inclusion in the Trust's registration statement or other SEC Filings or sales literature and faithfully included therein as intended;

                           (iv) arise out of the Fund's having caused the Portfolio to fail to qualify as a partnership for federal income tax purposes under the Code;

                           (v) result from the failure of any representation or warranty made by the Trust or Dreyfus to be accurate when made or the failure of the Trust or Dreyfus to perform any covenant contained herein or to otherwise comply with the terms of this Agreement;

                           (vi) arise out of any unlawful or negligent act by the Trust or Dreyfus or any director, trustee, officer, employee or agent of the Trust or Dreyfus, whether such act was committed against the Portfolio Trust, the Portfolio, the Adviser or any third party; or

                           (vii) arise out of any alleged misstatement or misrepresentation of a material fact (other than in the Trust's registration statement or sales literature used in connection with the Fund) by, or alleged misleading or fraudulent sales practice of, Dreyfus, the Trust's principal underwriter or their respective representatives, except to the extent such misstatement or misrepresentation was also contained in (a) the Portfolio Trust's registration statement or other SEC Filings (including amendments thereto) or (b) disclosure provided by the Adviser, the Portfolio Trust or Portfolio for use in marketing the Fund.

                           provided, however, that in no case shall Dreyfus be liable with respect to any claim made against any such Standish Covered Person unless one or more such Standish Covered Persons shall have notified Dreyfus in writing of the investigation, proceeding, or other action giving rise to such claim within a reasonable time after the summons, other first legal process or formal initiation of a regulatory investigation or proceeding shall have been served upon or provided to a Standish Covered Person seeking indemnification, or any federal, state or local tax deficiency has come to the attention of the Portfolio Trust, or another Standish Covered Person. Failure to notify Dreyfus of such claim shall not relieve Dreyfus from any liability that it may have to any Standish Covered Person otherwise than on account of the indemnification contained in this paragraph.

                     (b) Dreyfus will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if Dreyfus elects to assume the defense, such defense shall be conducted by counsel chosen by Dreyfus. In the event Dreyfus elects to assume the defense of any such suit and retain such counsel, each Standish Covered Person in the suit may retain additional counsel but shall bear the fees and expenses of such counsel unless (A) Dreyfus shall have specifically authorized the retaining of such counsel or (B) the parties to such suit include any Standish Covered Person and Dreyfus, the Trust or the Fund, and any such Standish Covered Person has been advised by counsel that one or more legal defenses may be available to it that may not be available to Dreyfus, the Trust or the Fund, in which case Dreyfus shall not be entitled to assume the defense of such suit notwithstanding the obligation to bear the fees and expenses of counsel to the Standish Covered Persons. Dreyfus shall not be required to indemnify any Standish Covered Person for any settlement of any such claim effected without Dreyfus' written consent, which consent shall not be unreasonably withheld or delayed. The indemnities set forth in paragraph (a) will be in addition to any liability that Dreyfus, the Trust or the Fund might otherwise have to a Standish Covered Person.

VI

CONDITIONS PRECEDENT

          The obligations of each party to consummate the transactions provided for herein shall be subject to (a) performance by the other parties of all the obligations to be performed by the other parties hereunder on or before each Closing, (b) all representations and warranties of the other parties contained in this Agreement being true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of each date of Closing, with the same force and effect as if made on and as of the time of such Closing, and (c) the following further conditions that shall be fulfilled on or before each Closing:

          6.1 Regulatory Status. All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby.

          6.2 Investment Objective/Restrictions. The Fund shall have the same investment objective and substantially the same investment policies as the Portfolio.

VII

ADDITIONAL AGREEMENTS

          7.1 Notification of Certain Matters. Each party will give prompt notice to the other parties of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate, or (ii) any condition precedent set forth in Article VI hereof to be unsatisfied in any material respect at the time of any Closing and (b) any material failure of a party or any trustee, director, officer, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder; provided, however that the delivery of any notice pursuant to this Section 7.1 shall not limit or otherwise affect the remedies available, hereunder or otherwise, to the party receiving such notice.

          7.2 Access to Information. The Portfolio Trust and the Trust shall afford each other reasonable access at all reasonable times to such party's officers, employees, agents and offices and to all its relevant books and records reasonably necessary to permit the other to perform this Agreement and to comply with applicable legal requirements and shall furnish each other party with all relevant financial and other data and information as reasonably requested; provided, however, that nothing contained herein shall obligate the Trust to provide the Portfolio Trust with access to the books and records of the Trust relating to any series of the Trust other than the Fund, or obligate the Portfolio Trust to provide the Trust with access to the books and records of the Portfolio Trust relating to any series of the Portfolio Trust other than the Portfolio nor shall anything contained herein obligate either party to furnish the other with its shareholder list, except as may be required to comply with applicable law or any provision of this Agreement.

          7.3 Confidentiality. Each party agrees that it shall hold in strict confidence all data and information obtained from another party (unless such information is or becomes readily ascertainable through no act or fault of the disclosing party from public or published information or trade sources) and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, except if disclosure is required by the SEC, any other regulatory body or the Fund's or Portfolio's respective auditors, or in the opinion of counsel such disclosure is required by law, and then only with as much prior written notice to the other party as is practical under the circumstances.

          7.4 Public Announcements. No party shall issue any press release or otherwise make any public statements with respect to the matters covered by this Agreement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that consent shall not be required if, in the opinion of counsel, such disclosure is required by law, provided further however, that the party making such a disclosure considered legally required shall provide the other parties hereto with as much prior written notice of such disclosure as is practical under the circumstances. Each party hereto acknowledges that the provisions of this Section 7.4 shall not prevent the Trust or Portfolio Trust from filing a copy of this Agreement as an exhibit to a registration statement on Form N-1A as it relates to the Fund or the Portfolio, respectively, and that such disclosure by the Trust or Portfolio Trust shall not require any additional consent from the other parties.

           7.5 Proxy Costs.

                     (a) If and to the extent that: (i) the Portfolio Trust submits a matter to a vote of the Portfolio's Interestholders; (ii) the Fund determines that it is necessary or appropriate to solicit proxies from its shareholders in order to vote its Interests; and (iii) the Portfolio Trust agrees to assume the costs associated with soliciting proxies from the shareholders of any other feeder fund that invests all or substantially all of its investable assets in the Portfolio, then the Portfolio Trust shall assume the costs associated with soliciting proxies from the shareholders of the Fund.

                     (b) If and to the extent that: (i) the Portfolio Trust submits a matter to a vote of the Portfolio's Interestholders; (ii) the Fund determines that it is necessary or appropriate to solicit proxies from its shareholders in order to vote its Interests; and (iii) the Adviser and Dreyfus mutually agree that it is not appropriate for the Fund to assume the costs associated with the solicitation of proxies from the shareholders of the Fund, then the Adviser and Dreyfus shall negotiate in good faith to reach a mutual agreement as to whether the Adviser or Dreyfus shall assume such costs, or each shall assume a portion of such costs, taking into consideration all of the relevant facts, including the nature of the proposal necessitating the shareholder meeting, the party or parties requesting or otherwise initiating the proposal, and the relative benefits and costs expected to result to each of the parties from approval of the proposal.

          7.6 Compliance. Notwithstanding any other provision of this Agreement, in the event the Fund owns any asset, investment or security, including any "investment security" as contemplated by Section 4.1(c) or otherwise, other than the Interest, or enters into any swap, option or futures contract or other instrument, none of the Adviser, the Portfolio Trust or the Portfolio shall have any liability relating to any violation of law or investment policy or restriction applicable to the Trust or Fund or the Fund's failure to qualify as a regulated investment company under the Code, to the extent such violation or failure results in whole or in part (including when aggregated with portfolio assets or instruments of the Portfolio) from the Fund's ownership of any such other asset, investment or security or entry into such swap, option or futures contract or instrument.

VIII

TERMINATION, AMENDMENT AND WAIVER

           8.1 Termination.

                     (a) This Agreement may be terminated at any time by the mutual agreement of all parties.

                     (b) This Agreement may be terminated at any time by the Trust by withdrawing all of the Fund's Interest in the Portfolio.

                     (c) This Agreement may be terminated by the Portfolio Trust on not less than 180 days' prior written notice by the Portfolio Trust to the Trust and Dreyfus.

                     (d) This Agreement shall terminate automatically with respect to the Adviser and Dreyfus upon the effective date of termination by either the Trust or the Portfolio Trust.

                     (e) This Agreement may be terminated by any party immediately upon notice to the others in the event that the terminating party's continuing to act under the Agreement would be in contravention of applicable law.

                     (f) This Agreement may be terminated at any time immediately upon written notice to the other parties in the event that formal proceedings are instituted against another party to this Agreement by the SEC or any other regulatory body, provided that the terminating party has a reasonable belief that the institution of the proceeding is not without foundation and will have a material adverse impact on the terminating party.

                     (g) The indemnification obligations of the Adviser and Dreyfus set forth in Article V, Sections 5.1 and 5.2, respectively, shall survive the termination of this Agreement.

          8.2 Amendment. This Agreement may be amended, modified or supplemented at any time in such manner as may be mutually agreed upon in writing by the parties.

          8.3 Waiver. At any time prior to any Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.

IX

DAMAGES

          9.1 The parties agree that, in the event of a breach of this Agreement, the remedy of money damages, as the sole remedy, would not be adequate and agree that injunctive relief would be appropriate relief in addition to any money damages.

X

GENERAL PROVISIONS

          10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made when actually received in person or by fax, or three days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed as follows:

If to the Trust:	Dreyfus Premier Stock Funds
c/o The Dreyfus Corporation
Legal Dept., 8th Floor West
200 Park Avenue
New York, New York 10166
Attn.: Jeff S. Prusnofsky, Esq.
Fax Number: 212-922-6880
e-mail: prusnofsky.j@dreyfus.com

If to Dreyfus:	The Dreyfus Corporation Legal Dept., 8th Floor West 200 Park Avenue New York, New York 10166 Attn.: General Counsel Fax Number: 212-922-6880 e-mail: Jacobs.mn@dreysfus.com

If to the Adviser:	Standish Mellon Asset Management Company LLC One Financial Center Boston, MA 02111 Attn: Compliance Officer Fax Number: (617) 457-5074 e-mail: bbanfield@standishmellon.com

If to the Portfolio Trust:	Standish, Ayer & Wood Master Portfolio Deloitte & Touche House 29 Earlsfort Terrace Dublin 2, Ireland Attn: Philip McGowan, Director Fax Number: 011-353-1-407-3672

Any party to this Agreement may change the identity of the person to receive notice by providing written notice thereof to all other parties to the Agreement.

          10.2 Expenses, No Finders Fees, Etc. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. No party hereto shall be liable to any other party hereto or to any party with which a party hereto may have contracted, for any "finder's" fees, referral fees, or software licensing or similar fees as a result of execution of this Agreement or the transactions contemplated herein, except as otherwise expressly agreed in writing by the relevant parties.

          10.3 Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          10.5 Entire Agreement. This Agreement and the agreements and other documents delivered pursuant hereto set forth the entire understanding among the parties concerning the subject matter of this Agreement and incorporate or supersede all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, among them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of any party to this Agreement (or any officer, director, trustee, employee or agent thereof) to induce any other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein.

          10.6 Successors and Assignments. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this Agreement, their respective successors and assigns. Notwithstanding the foregoing, no party shall make any assignment of this Agreement or any rights or obligations hereunder without the written consent of all other parties. As used herein, the term "assignment" shall have the meaning ascribed thereto in the 1940 Act.

          10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice of law or conflicts of law provisions thereof.

          10.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing one or more counterparts.

          10.9 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

          10.10 Interpretation. Any uncertainty or ambiguity existing herein shall not presumptively be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

           10.11 Limitation of Liability. The parties hereby acknowledge that the Trust and the Portfolio Trust have entered into this Agreement solely on behalf of the Fund and the Portfolio, respectively, and that no other series of the Trust or the Portfolio Trust, nor any of the Trust's or the Portfolio Trust's Trustees, officers or shareholders, individually, shall have any obligation hereunder with respect to any liability arising hereunder.

           10.12 Operation of the Portfolio Trust, Portfolio, Trust or Fund. Except as otherwise provided herein or as provided by applicable law including, but not limited to Section 12(d) of the 1940 Act, this Agreement shall not limit the authority of any of the Portfolio Trust, Portfolio, Trust or Fund, to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of the Portfolio Trust, Portfolio, Trust or Fund, respectively, and the sale of its interests or shares, as the case may be.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first written above.

DREYFUS PREMIER STOCK FUNDS on behalf of itself and the [Series Name], a series thereof By: Name: Title:

STANDISH, AYER & WOOD MASTER PORTFOLIO on behalf of itself and the STANDISH [______________] PORTFOLIO, a series thereof By: Name: Title:

Executed at: [Offshore] STANDISH MELLON ASSET MANAGEMENT COMPANY LLC By: Name: Title:

THE DREYFUS CORPORATION By: Name: Title: